CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Investment Managers Series Trust and to the use of our reports dated August 29, 2018 on the financial statements and financial highlights of the Segall Bryant & Hamill All Cap Fund and Segall Bryant & Hamill Small Cap Value Fund and December 31, 2018 on the financial statements and financial highlights of Segall Bryant & Hamill Emerging Markets Fund and Segall Bryant & Hamill International Small Cap Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Reports to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 8, 2019